CONTACTS:

Public Relations Insignia Solutions Patti Gatto 510 360-3700 patti.gatto@insignia.com	Investor Relations FD Morgen-Walke Teresa Thuruthiyil 415 439-4500 insignia@fdmw.com

INSIGNIA RAISES OVER $11 MILLION WORKING CAPITAL SINCE JANUARY 2003

Events since January 2003 include recent PIPE transaction, divesture of Java product line, equity financing and focused leadership in new firmware over-the-air industry for mobile devices

FREMONT, CA — January 7, 2004 —Insignia Solutions® (Nasdaq: INSG), today announced that is has entered into definitive agreements with certain institutional and other accredited investors with respect to the private placement of 2,262,500 newly issued American Depository Shares (ADSs), and warrants to purchase 565,635 shares, for a total purchase price of approximately $1.810 million. After payment of a placement agent fee and issuance costs, the net proceeds will be $1.67 million. The company intends to use the proceeds (net of costs) from the private placement to further support the commercialization of its Secure System Provisioning™ solution for the mobile market. The shares were priced at $0.80 per share and the warrants were priced at $1.04 per share. Nash Fitzwilliams Ltd. served as the private placement agent for this transaction.

“We have accomplished what we set out to do in the past year,” said Mark McMillan, Insignia’s CEO, “Having substantially lowered our operating costs and strengthened our balance sheet, while validating our technology and the market for over-the-air firmware updates of mobile devices, we are now very excited about moving into 2004 and are currently targeting profitability on a quarterly basis beginning in the third quarter of 2004.”

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, as may not be offered or sold in the United States absent registration or applicable exemption from registration requirements.  As part of the transaction, the company has agreed to file a resale registration statement on Form S-3 with the Securities and Exchange Commission within 30 days after closing for the purpose of registering the resale of the shares, and the shares underlying the warrants, issued in the private placement.

This transaction concludes a year’s worth of milestones, including executing on focused leadership in the new firmware over-the-air industry, raising over $11 million in working capital, divesting its Java ™ VM product line, and announcing key partnerships with Symbian, Mentor Graphics and Metrowerks.

About Insignia Solutions

Insignia provides an essential ingredient to mobile operators and terminal manufacturers by enabling Over-The-Air Repair™ and Dynamic Capabilities™ to a growing complex and diverse community of mobile devices. Insignia’s products and services radically reduce customer care and recall costs, maintain device integrity, and enable a wide range of new mobile services. Founded in 1986, Insignia has a long history of innovation, stewardship of major industry standards, and the trust of dozens of manufacturers around the world. Insignia Solutions is traded on NASDAQ under the symbol INSG. The company is headquartered in Fremont, California with R&D and European operations based in the United Kingdom.  For additional information about Insignia or its products please visit http://www.insignia.com.

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Insignia, Insignia Solutions, and the Insignia Solutions logo are registered trademarks and Secure System Provisioning, Dynamic Capabilities and Over-The-Air Repair are trademarks of Insignia Solutions, Inc. All other trademarks are the property of their respective holders.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical are forward-looking statements that involve risks and uncertainties. This release includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to, Insignia’s need for additional capital to sustain operations, Insignia’s reliance on the successful introduction of its Secure System Provisioning (“SSP”) product line, Insignia’s need to generate significantly greater revenue to achieve profitability and Insignia’s liquidity and capital needs.  Further details on these and other risks are set forth in Insignia Solutions’ filings with the Securities and Exchange Commission, including its most recent filings on Forms 10-K and

10-Q. These filings are available on a website maintained by the Securities and Exchange Commission at <http://www.sec.gov>. Insignia Solutions does not undertake an obligation to update forward-looking or other statements in this release.